Exhibit 21.1
REPUBLIC PROPERTY TRUST (formed in Maryland)
LIST OF SUBSIDIARIES

Jurisdiction of
	Subsidiary	Organization
1.	Republic Property Limited Partnership	Delaware
2.	Republic Property TRS, LLC	Delaware
3.	RKB Corporate Oaks LLC	Delaware
4.	RKB CP IV LLC	Delaware
5.	RKB Lakeside LLC	Delaware
6.	RKB Lakeside Manager LLC	Delaware
7.	RKB Willowwood LLC	Delaware
8.	RKB Pender LLC	Delaware
9.	RKB Willowwood Manager LLC	Delaware
10.	RKB Dulles Tech LLC	Delaware
11.	RPT Presidents Park LLC	Delaware
12.	Presidents Park I LLC	Delaware
13.	Presidents Park II LLC	Delaware
14.	Presidents Park III LLC	Delaware
15.	RPT 1425 New York Avenue LLC	Delaware
16.	RPT 1425 Investors, L.P.	Delaware
17.	RPT 1425 Holdings LLC	Delaware
18.	RPLP I, LLC	Delaware
19.	Republic — WPB LLC	Florida
20.	RPB WillowWood I LLC	Delaware
21.	RPB WillowWood II LLC	Delaware
22.	Republic Park LLC	Delaware
23.	Republic 20th Street LLC	Delaware